Exhibit 10.2
AGREEMENT
     This Agreement (this “Agreement”), effective as of September 1, 2005, is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”), and Thomas Corcoran (the “Director”).
     WHEREAS, the Director is a member of the Board of Directors of the Company (the “Board”);
     WHEREAS, the Company and the Director wish to discontinue the Director’s service as a member of the Board; and
     WHEREAS, the Director has been entitled to receive certain compensation from the Company in connection with his service as a member of the Board, including certain Board fees and certain Stock Options (the “Options”) under the Amended and Restated 2001 Vought Aircraft Industries, Inc. Stock Option Plan (the “Plan”);
     WHEREAS, in connection with his service as a member of the Board, the Director has purchased certain shares of common stock of the Company (the “Shares”); and
     WHEREAS, the Company and the Director mutually desire to settle and forever resolve any and all obligations that may exist regarding compensation payable to the Director as a result of his service as a member of the Board.
     NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Director hereby agree as follows:
     1. Resignation of Directorship. Effective as of September 1, 2005, the Director hereby resigns his membership on the Board.
     2. Payment by Company. The Company shall pay the Director an amount of cash equal to one hundred eighty thousand dollars ($180,000), subject to reduction for all applicable withholding taxes.
     3. Full Settlement of All Obligations. The Director acknowledges and agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Director by the Company with respect to all compensation to which the Director may otherwise be entitled in connection with his service as a member of the Board. The Director hereby waives, relinquishes and gives up all of his right, title and interest in or to all such compensation including his right, title and interest in or to the Shares and his right, title and interest in or to the Options and the shares subject thereto (including under the applicable option agreement(s) and the Plan as it relates to the Options), and Director hereby agrees that such Options are hereby cancelled and shall be deemed null and void and of no force or effect.

     IN WITNESS WHEREOF, the Company and the Director have caused this Agreement to be executed effective as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Tom D. Risley
	Name:	Tom D. Risley
	Title:	Chairman, President & Chief Executive Officer

DIRECTOR
/s/ Thomas Corcoran
Thomas Corcoran